Exhibit 16.1

February 27, 2008

U.S. Securities Exchange Commission

100 F Street NE

Washington, DC 20549-3561

RE: Soy Energy, LLC

To Whom It May Concern:

King, Reinsch, Prosser & Co., L.L.P., has been engaged to perform certain accounting services for Soy Energy, LLC from its inception December 10, 2005. We prepared a compiled balance sheet as of March 31, 2007 and statements of operations for the five months ended March 31, 2007, and from inception through March 31, 2007, accompanying our May 8, 2007 accountant’s report. We have not been engaged by Soy Energy, LLC to perform any audit or attestation services.

We have reviewed Item 14 to Soy Energy, LLC’s Form 10 below and agree with this disclosure.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

King, Reinsch, Prosser & Co., L.L.P., Certified Public Accountants (“KRP”), has been Soy Energy, LLC’s accountants since its inception. KRP’s May 8, 2007 accountant’s report on Soy Energy, LLC’s March 31, 2007 compiled financial statements did not contained an adverse disclaimer or modification. Soy Energy, LLC’s decision to use Boulay, Heutmaker, Zibell & Co., P.L.L.P. to audit Soy Energy, LLC October 31, 2007 financial statements was approved by its board of directors. There are no disagreements with KRP on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which, if not resolved to KRP’s satisfaction would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. A copy of this disclosure has been provided to KRP and we have not received a response disagreeing with the terms of this disclosure. Boulay, Heutmaker, Zibell & Co., P.L.L.P., Certified Public Accountants, has been the company’s independent registered public accounting firm since December 10, 2007.

Respectfully,

KING, REINSCH, PROSSER & CO., L.L.P.

/s/ Howard Reinsch

Howard Reinsch